EXHIBIT NO. 99.(h) 11

AMENDMENT TO MASTER ADMINISTRATIVE SERVICES AGREEMENT

This AMENDMENT, dated as of September 1, 2022 (the “Amendment”), is made between Massachusetts Financial Services Company a Delaware Corporation (the “Administrator”) and each of the funds (or trusts acting on behalf of their series) identified from time to time on Exhibit A hereto (each a “Fund” and collectively the “Funds”).

WITNESSETH

WHEREAS, the Administrator and the Funds have entered into the MASTER ADMINISTRATIVE SERVICES AGREEMENT initially dated the 1st day of March, 1997, and as amended and restated as of August 1, 2014 (the “Agreement”); and

WHEREAS, the Administrator and the Funds desire to amend the Agreement as hereinafter set forth in connection with the Administrator performing administrative support services with respect to the Funds’ program to monitor and assess derivatives risks pursuant to Rule 18f-4 of the Investment Company Act of 1940, as amended;

ACCORDINGLY, in consideration of the mutual agreements herein contained, the Administrator and the Funds hereby agree as follows:

Section 1. The existing Exhibit B (Administrative Services) to the Agreement is replaced in its entirety and replaced with the revised Exhibit B attached hereto.

Section 2. The existing Exhibit D (Administrative Fee) to the Agreement is replaced in its entirety and replaced with the revised Exhibit D attached hereto.

Section 3. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affiliated, as of the date first written above.

On behalf of the MFS Family of Funds listed on Exhibit A to this Agreement

By:	John P. Kavanaugh
John P. Kavanaugh
Chairman

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	Carol Geremia
Carol Geremia
President

Effective September 1, 2022

Exhibit B

Administration Services

I.	FINANCIAL ADMINISTRATIVE SERVICES.

A.	General Services.

1.	Prepare such financial information of the Fund as is reasonably necessary for reports to shareholders of the Fund, reports to the Fund’s Trustees and officers, and reports to appropriate regulatory authorities including, without limitation, prospectuses, shareholder reports, shareholder notices, proxy statements and other periodic reports and render statements or copies of records as from time to time are reasonably requested by the Fund.

2.	Facilitate audits of accounts by the Fund’s independent public accountants or by any of the auditors employed or engaged by the Fund or by any regulatory body with jurisdiction over the Fund. Coordinate with, and monitor the performance of, the custodian banks retained by the Fund to perform the necessary custodial services for the Fund including, without limitation, the safekeeping of the funds and securities.

3.	Negotiate contracts for computing the Fund’s net asset value per share, and, if applicable, its public offering price and/or its daily dividend rates and money market yields and other investment performance quotations, in accordance with sub-paragraph C below, and oversee the notification to the Fund and such other persons as the Fund may reasonably request of the net asset value per share, the public offering price and/or its daily dividend rates and money market yields and other investment performance quotations (with the expenses under such contracts to be paid separately by the Funds).

B.	Valuation of Securities.

The Administrator shall ensure that the value of the Fund’s securities is computed in accordance with governing law, rules and regulations, the Fund’s governing instruments and subject to the oversight and direction of the Fund’s Trustees. The Administrator shall oversee the use of one or more external pricing services (at the separate expense of the Funds) to provide the value of a Fund’s securities, including broker/dealers, provided that the Fund’s Trustees or a committee or an individual designated by the Fund’s Trustees has approved the use of such pricing services.

The Administrator shall administer the Valuation Policies approved by the Trustees for the Fund, including the implementation and application of fair valuation methods and security valuation factors for applicable securities and other assets, including those provided by third-party service providers at the expense of the Funds, and provide such reports to the Fund’s Trustees or a committee thereof as is required by such Policies or otherwise requested.

C.	Computation of Net Asset Value, Public Offering Price, Daily Dividend Rates and Performance Quotations.

The Administrator shall assure that the Fund’s net asset value, net income, public offering price, dividend rates and money market yields, if applicable, and other investment performance quotations are calculated in a manner and at such time or times as the Fund shall direct and in accordance with governing law, rules and regulations and the Fund’s governing instruments and subject to the oversight and direction of the Fund’s Trustees. The Administrator will oversee the computation of the net asset value and public offering price as calculated by service providers of the Funds.

D.	Other Financial Administration Services.

1.	Provide Treasurers or Assistant Treasurers to serve as officers of the Fund;

2.	Coordinate the meetings of the Audit Committee of the Fund, assure that meetings are scheduled and that agendas are prepared; participate in meetings of the Audit Committee;

3.	Review contracts and negotiate fees for the Fund for services such as independent audit fees, custodian fees, bank lines of credit, transfer agent fees and the fees of other service providers to the Fund;

4.	Oversee the preparation of accounting records by service providers of the Fund required to be maintained by the Fund. Assure that any audit of Fund records is coordinated and completed timely;

5.	Direct the preparation of Fund Financial Statements and Footnotes included in shareholder and other regulatory reports. Assure that all statements and disclosures are in accordance with generally accepted accounting principles and that disclosures meet current regulatory or accounting requirements. Establish and maintain disclosure controls and internal controls over financial reporting to assist in the Funds’ officers certification under the Sarbanes-Oxley Act of 2002;

6.	Calculate and/or oversee the calculation of income and capital gain distributions for applicable funds. Assure that all distributions of the Fund meet the distribution and excise tax requirements to assure qualification and to minimize taxes paid by the Fund;

7.	Establish the tax policies and procedures for the Fund; maintain procedures and policies with respect to tax matters; maintain or oversee the maintenance of certain tax accounting records of the Fund; complete or review tax returns and excise tax forms for the Fund; assist in preparing the 1099-DIV information delivered to shareholders;

8.	Prepare materials for the Trustees of the Fund and committees thereof, including materials for board meetings and in connection with the renewal of investment advisory and distribution contracts;

9.	Direct the accrual of Fund expenses; review and approve all invoices submitted to the Fund;

10.	Calculate or oversee service providers that calculate total return and other performance information for each Fund and its respective classes;

11.	Prepare and file or oversee preparation and review the Funds’ annual and semi- annual N-CSR and other periodic reports; and

12.	Administer, to the extent applicable, the Funds’ securities lending program (it being understood that the charges of the Funds’ securities lending agent are expenses of the Funds).

II.	LEGAL ADMINISTRATIVE SERVICES.

A.	Organizational Matters and Initial Registration.

1.	Draft, negotiate as appropriate, and file with appropriate regulatory authorities the Fund’s charter documents, service contracts, and registration statement or other similar registration documentation (the “Registration Statement”), except that the out-of-pocket expenses incurred in connection therewith shall be paid by the Funds;

2.	Otherwise arrange for and oversee registration and qualification of the Fund’s shares, except that the out-of-pocket expenses incurred in connection therewith shall be paid by the Funds.

B.	Ongoing Regulatory Filings, Reports and Meetings.

1.	Prepare and file with appropriate regulatory authorities amendments to the Fund’s Registration Statement, and supplements to the Fund’s prospectus and statement of additional information;

2.	Design and draft documents or materials required to be prepared by or on behalf of the Fund for distribution to shareholders of the Fund, the Fund’s Trustees and officers and any regulatory or self-regulatory agencies, governmental officers or commissions as required of the Fund including, without limitation, prospectuses, shareholder reports, shareholder notices and proxy statements;

3.	Prepare and file or oversee preparation and review and provide legal guidance on the Fund’s annual, semi-annual and other periodic reports and tax filings and reports;

4.	Establish and maintain a disclosure controls and procedures program to assist in the Funds’ officers certification under the Sarbanes-Oxley Act of 2002;

5.	Develop or assist in developing guidelines and procedures to improve overall compliance by the Funds;

6.	Provide consultation and advice for resolving compliance questions together with the Funds’ outside legal counsel;

7.	Prepare and file with appropriate regulatory authorities various reports in order to maintain the Fund’s status in good standing;

8.	Arrange for and attend shareholders’ meetings;

9.	Prepare the Fund’s representatives who will attend shareholder meetings and all necessary materials in connection with such meetings including, without limitation, a written script for such meetings, minutes and any follow-up documents.

C.	Securities Trading and Investment Practices.

1.	Review and negotiate private placement and municipal securities offering documentation and provide legal guidance on transfer restrictions;

2.	Provide guidance on legal considerations relating to the types and levels of ownership of securities, including foreign securities;

3.	Draft and negotiate documentation necessary to permit the Fund to engage in a variety of derivative and securities trading practices and provide legal guidance with respect to these practices.

D.	Regulated Activities.

Applicable laws regulate numerous aspects of the Fund’s business, including such matters as the Fund’s: prospectus disclosure; investment activities; affiliated transactions; investment in senior securities; sales, redemptions and exchanges; distribution of income and capital gains; distribution of Fund shares; board composition; code of ethics; fidelity bond; custodial services; and investment advisory and distribution contracts. The Administrator will provide the Fund with legal guidance with respect to these matters and to the general application of securities laws and regulations to the Fund’s business.

E.	Tax Considerations.

Procure legal guidance with respect to the application of tax rules to the Fund and analysis from a tax perspective new types of securities, investment practices and investment products or practices as may be appropriate for the Fund (it being understood that such legal guidance and analysis provided by third-parties will be at the expense of the Fund).

F.	Board Matters.

1.	Coordinate and prepare agendas and materials for and attend board and committee meetings, draft and keep records of minutes of such meetings, and coordinate any follow up issues; and

2.	Provide advice and guidance and prepare materials on legal issues relevant to the Fund’s business, including composition of the governing board.

G.	Miscellaneous/Extraordinary Events.

1.	Supervise outside legal counsel retained at the expense of the Fund with respect to litigation brought by the Fund and against the Fund and negotiate litigation settlements and pre-litigation settlements and work-out arrangements;

2.	Obtain the required documentation to be filed in connection with any lawsuits against the Fund and provide information or expertise on administrative matters affecting such litigation;

3.	Provide legal guidance on alternative distribution structures for the Fund’s shares (such as the adoption of a multiple class structure);

4.	Review all contracts concerning the acquisition of other investment companies or the liquidation of the Fund, draft, negotiate and file various documentation required in connection therewith, provide guidance on the manner such transactions should be structured to comply with applicable law and obtain at the Fund’s expense legal opinions and regulatory authority rulings necessary for such transactions to comply with applicable law;

5.	Seek formal guidance from regulatory authorities concerning the application of various regulations to the Fund and seek exemptive relief where appropriate; and

6.	Provide or arrange for all other legal services that constitute Administrative Services required by the Fund and not otherwise provided for under this Agreement (it being understood that various legal services will be provided to the Fund and the Independent Trustees at the expense of the Funds, as described in Section 3 of the Agreement).

III.	OTHER ADMINISTRATIVE SERVICES.

1.	Arrange for persons or other entities to serve as transfer agent, registrar or dividend disbursing agent as required by the Fund, and provide legal guidance on applicable laws regulating such agents;

2.	Arrange for consideration by the Board of appropriate or necessary insurance coverage for the Fund;

3.	Develop and implement procedures to monitor each Fund’s compliance with:

•	Regulatory requirements as required by Rule 38a-1 of the Investment Company Act of 1940, as amended;
•	Each Fund’s investment policies and restrictions as set forth in each Fund’s currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended;

4.	Establish and maintain an anti-money laundering program to assist in the Funds’ compliance with the USA Patriot Act and the Bank Secrecy Act;

5.	Perform IRS sub-Chapter M testing;

6.	Review and file with FINRA semi-annual and annual reports to the extent necessary;

7.	Assist in training of certain MFS personnel including Portfolio Managers and other investment staff;

8.	Monitor transactions of “Access Persons” and their adherence under the terms of the Funds’ Code of Ethics Policy;

9.	Provide assistance and resources to any Independent Chief Compliance Officer or other senior officer of the Fund who is not an employee of MFS (“Independent Officer”), as requested by the Independent Officer (it being understood that the costs related to any staff hired by the Fund to support any such Independent Officer are the expenses of the Fund).

10.	Prepare, and arrange for the printing and mailing of, any necessary investment communications;

11.	Arrange for the printing and mailing of any documents or written materials required to be prepared by or on behalf of the Fund including, without limitation, stock certificates, summary prospectuses, prospectuses, shareholder reports, shareholder notices, proxy statements and reports to governmental officers and commissions;

12.	Arrange for any other printing, production and delivery services required of the Fund and not otherwise specifically provided for under this Agreement;

13.	Provide a system of internal controls adequate to carry-out the business of the Fund and arrange for the annual report on internal controls of the Fund and its agents;

14.	Review the Fund’s disclosure documents to ensure that disclosures and policies conform to the Fund’s actual operation;

15.	Provide for the calculation and timely disbursement of appropriate regulatory authority registration fees; and

16.	Oversee and assist in the coordination of, and as the Trustees may reasonably request or deem appropriate, make reports and recommendations to the Trustees on, the performance of administrative and professional services rendered to the Fund by others, including the custodian, accountants, attorneys, underwriters, brokers and dealers, insurers, banks, transfer agents and dividend disbursing agents and such other persons in any such other capacity deemed necessary or desirable by the Trustees.

17.	Prepare performance calculations and conduct related quality controls and reconciliations – this includes preparation of performance data for regulatory filings (shareholder reports and summary prospectuses/prospectuses);

18.	Develop attribution analyses and draft Managers’ Discussions of Fund Performance for shareholder reports; and

19.	Calculate and prepare performance impact disclosures (e.g., litigation impacts) for shareholder reports.

20.	Provide a Fund Liquidity Officer and maintain a liquidity risk program on behalf of the Funds pursuant to Rule 22e-4 under the Investment Company Act of 1940, including preparing and presenting an annual report by the Liquidity Risk Officer to the Board.

21.	Create and maintain a compliance program pursuant to Rule 38a-1 under the Investment Company Act of 1940.

22.	If requested by the Fund provide a Chief Compliance Officer for the Fund who is also the Chief Compliance Officer of MFS.

23.	Provide one or more Derivatives Risk Managers and support the maintenance of a derivatives risk program on behalf of the Funds pursuant to Rule 18f-4 under the Investment Company Act of 1940, including assisting with the preparation and presentation of regular and annual reports by the Derivatives Risk Managers to the Board (provided, however, that costs for any derivatives risk manager that is a member of MFS’ investment department shall not be charged pursuant to this Agreement).

Effective September 1, 2022

Master Administrative Services Agreement - Exhibit D

Administrative Fee

In return for the Administrative Services provided by the Administrator under this Agreement, the Funds shall pay the Administrator each calendar year (each a “Contract Period”) a fee (the “Annual Fee”) in an aggregate amount which reimburses the Administrator for one- hundred percent (100%) of its total costs of providing Administrative Services defined herein for the Contract Period (“Total Allocable Costs”) plus 50% of the annual cash compensation paid to the Funds’ Chief Compliance Officer and any Third Party Cost Reimbursement, each as described below, subject to any adjustments as described herein.

In determining Total Allocable Costs, the Administrator shall allocate expenses of its Fund Treasury, Legal, Compliance, Global Investment and Client Support Risk Management, Corporate and Electronic Communications, Performance, IT Development and IT Operations Departments (the “Participating Departments”) among (i) expenses incurred in providing Administrative Services for the Funds, (ii) expenses incurred in providing Administrative Services for its non-U.S. funds and (iii) expenses incurred in connection with activities other than providing Administrative Services for the Funds and MFS’ non-US Funds based on underlying metrics reported by each department, and the expenses identified in category (i) shall constitute Total Allocable Costs under this Agreement. MFS shall use the method periodically presented to the Board (typically at the March Board Meeting in connection with the proposal for the annual budget of Total Allocable Costs as described below), as such methodology is amended from time to time by agreement between the Administrator and the Board, to allocate expenses of the Participating Departments for these purposes.

In connection with each Contract Period (typically at the March Board Meeting), the Administrator shall provide to the Board or a Committee of the Board an annual business plan for each of its Fund Treasury, Legal and Compliance Departments which, among other information, estimates the Total Allocable Costs for such Contract Period. The Board and/or Committee and the Administrator shall, based on this presentation and related discussions, agree upon a dollar amount representing Total Allocable Costs for the applicable Contract Period, which shall, subject to adjustment as described below and combined with any Third Party Reimbursable Costs as described below, constitute the Annual Fee for such Contract Period.

Throughout each Contract Period, the Administrator shall periodically (in the absence of unusual circumstances, quarterly) compare the then estimated Total Allocable Costs (taking into account, to the extent possible, actual Total Allocable Costs incurred to date) for such Contract Period with the estimated Total Allocable Costs initially used to determine the Annual Fee for such Contract Period and provide related reports to the Board or a Committee of the Board. Annually (typically at the March Board meeting) MFS shall report to the Board on the actual Total Allocable Costs incurred during the prior year Contract Period. If such actual Total Allocable Costs are lower than the originally estimated Total Allocable Costs, the difference shall be credited to the Funds through a reduction of the Total Allocable Costs and Annual Fee for the Contract Period next following the Contract Period under review or through such other means as shall be agreed by the Administrator and the Board. If such actual Total Allocable Costs are higher than the originally estimated Total Allocable Costs, the Administrator shall inform the Board of the amount and the reasons for the increase and may request that the Board approve that some or all of the difference be credited to the Administrator through an increase of the Total Allocable Costs and Annual Fee for the applicable Contract Period or through such other means as shall be agreed by the Administrator and the Board (it being understood that the Board may or may not approve any such request in its reasonable discretion).

In addition to the Annual Fee, the Funds shall pay or reimburse to the Administrator an amount equal to 50% of the cash compensation that MFS pays to its Chief Compliance Officer (the “CCO”) in consideration of that person also serving as the Chief Compliance Officer for the Funds. For purposes of this paragraph, cash compensation means the annual salary and cash portion of a bonus, if any, paid to the CCO. The cash bonus paid to the MFS’ CCO is determined in February of each year on account of services provided during the prior year.

In connection with each Contract Period (typically at the March Board Meeting), the Administrator shall also provide to the Board or a Committee of the Board an estimate of the amount of the Funds’ allocable portion of the costs for services or systems procured by MFS on behalf of the Funds provided by third parties listed in Exhibit E hereto (“Third Party Cost Reimbursement”) for such Contract Period. The Board and/or Committee and the Administrator shall agree upon a dollar or percentage amount representing the Third Party Cost Reimbursement for the applicable Contract Period, the amount of which will be included in the bu.

The Annual Fee, the CCO compensation and any Third Party Cost Reimbursement shall be allocated among the Funds and paid by the Funds in accordance with the methodology described below.

For calendar year 2022, the Annual Fee payable to the Administrator shall be $25,744,000 (which includes the Funds’ share of the Third Party Cost Reimbursement determined in accordance with the Board approved methodology) as described in an amendment to this Agreement dated January 1, 2022.

Effective September 1, 2022, the Board agreed to (i) include services provided by the Administrator to support the Funds’ Derivatives Risk Management Program under Rule 18f-4 of the Investment Company Act of 1940 (“Derivatives Program”) as part of the Administrative Services. Costs related to these additional services are not included in the Annual Fee noted above. For the period September 1, 2022 through December 31, 2022, the additional budgeted costs payable to the Administrator for these services is $20,000 for the Administrator’s support of the Derivatives Program, as determined in accordance with the Board approved methodology for such costs.

(i)            Fixed Fee: Regardless of asset size, unless otherwise noted on Attachment 1 hereto, each Fund shall pay an annual fee to the Administrator in the amount of $17,500 (the “Fixed Fee”). If during the Contract Period a Fund either joins the Agreement pursuant to Section 9(d) or terminates pursuant to Section 8, a pro rata fixed fee will be charged for the portion of the calendar year that the Fund is a party to this Agreement.

(ii)           Asset-Based Fee: In addition to the Fixed Fee, each Fund whose “Fee Type” includes an “asset based fee” on Attachment 1 hereto (as is may be amended), shall pay a fee at an annual rate, stated as a percentage of the average daily net assets of the Fund on all net assets in excess of $50 million up to $4.0 billion, equal to a rate which when applied to the Fund’s net assets in excess of such minimum, as of the end of the calendar month prior to such determination, and when added to the Fixed Fees, is reasonably calibrated to pay the Administrator the Annual Fee for the applicable Contract Period. As necessary, the rate shall be adjusted from time to time based on the then current asset levels, in the discretion of the Administrator, if changes in asset levels warrant such adjustment, and shall also be adjusted from time to reflect any changes to the Annual Fee based on comparisons of estimated versus actual Total Allocable Costs during a Contract Period as described above.

The Administrator shall report any changes to the asset based fee to the Board for ratification at the next Board meeting following such change and shall report semi-annually to the Board the actual amount of payments received by the Administrator (report to the September Board meeting for payments for the six-month period ending June 30 and to the March meeting for payments for the six and twelve month periods ending December 31). If during a Contract Period Funds either join the Agreement pursuant to Section 9(d) or terminate pursuant to Section 8, the asset-based fee shall be adjusted, if necessary, so that the total of payments expected to be paid by the then remaining Funds under the Agreement will continue to be reasonably calibrated to pay the Administrator the Annual Fee, as it may be adjusted, for the applicable Contract Period.

Exhibit E

Third Party Vendors Procured by MFS on behalf of the Funds

Third Party Vendor	Type of Service
Battea Class Action Services LLC	class action settlement proofs of claim filing, foreign action monitoring, and related services